Exhibit 99.1

RMG Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

NEW YORK, Feb. 7, 2019 /PRNewswire/ — RMG Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “RMG.U” beginning February 8, 2019. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant, with each whole warrant enabling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share. Once the shares of Class A common stock and warrants begin separate trading, they are expected to be listed on the NYSE under the symbols “RMG” and “RMG.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

RMG Acquisition Corp., led by James Carpenter, Robert Mancini and Philip Kassin, was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the diversified resources and industrial materials sectors.

Deutsche Bank Securities will act as the sole bookrunner for the offering and Stifel will act as the lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at 1-800-503-4611 or by email at prospectus.CPDG@db.com and from Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, 1 South Street, 15th Floor, Baltimore, MD 21202, or by telephone at (855) 300-7136, or by email syndprospectus@stifel.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and became effective on February 4, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Philip Kassin
(212) 220-9503